As filed with the Securities and Exchange Commission on May 7, 2009	Registration No. 333 ______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

THOMAS & BETTS CORPORATION
(Exact name of registrant as specified in its charter)

Tennessee	22-1326940
(State or other jurisdiction	(I.R.S.Employer Identification No.)
of incorporation or organization)

8155 T&B Boulevard
Memphis, Tennessee	38125
(Address of principal executive offices)	(zip code)

Thomas & Betts Corporation Employees’ Investment Plan
(Full title of the plan)

W. David Smith, Jr. Esq.
Assistant General Counsel & Assistant Secretary
Thomas & Betts Corporation
8155 T&B Boulevard
Memphis, Tennessee 38125
(Name and address of agent for service)
(901) 252-8000
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common stock, $.10 par value	250,000	$32.36	$8,090,000	$451.42

(1)
Pursuant to Rule 416(c) of the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein. Pursuant to Rule 416(a) of the Securities Act of 1933, this registration statement also registers such indeterminate number of additional shares as may become issuable in connection with stock splits, stock dividends or similar transactions.

(2)
Calculated pursuant to Rule 457(h)(1) of the Securities Act of 1933.  The proposed maximum offering price per share, the proposed maximum aggregate offering price, and the amount of the registration fee are computed based upon $32.36, the average of the high and low sales prices of the Common Stock of Thomas & Betts Corporation as reported on the New York Stock Exchange on May 6, 2009.

Explanatory Note

Thomas & Betts Corporation, a Tennessee Corporation (“Thomas & Betts”, “Company” or “Registrant”) hereby files this Registration Statement on Form S-8 filed pursuant to the Securities Act of 1933, as amended, relating to the offering of up to 250,000 additional shares of Thomas & Betts Corporation Common Stock under the Thomas & Betts Corporation Employees’ Investment Plan, as amended and restated effective January 1, 2002.  The Thomas & Betts Corporation Employees' Investment Plan is the Company's 401(k) plan.  Eligible employees may direct their deferrals and employer match into the Thomas & Betts Company Stock Fund, which is represented by units consisting of a fractional share of Company stock and a cash investment.

Item 3.  Incorporation by Reference

The Registration Statement on Form S-8 (No. 33-56789) filed as of December 8, 1994, as amended by Post-Effective Amendment No. 1 dated May 2, 1996, as supplemented by the Registration Statement on Form S-8 (No. 333-93101) filed as of December 20, 1999, and as further supplemented by Registration Statement on Form S-8 (No. 333-122483) filed as of February 2, 2005 are hereby incorporated by reference herein.

Item 5.  Interests of Named Experts and Counsel.

Certain legal matters in connection with the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by W. David Smith, Jr., Assistant General Counsel and Assistant Secretary of the Company.  Mr. Smith is the beneficial owner of 5840 shares of the Company’s Common Stock and has options to purchase 25,654 additional shares of Common Stock of the Company, of which 10,091 are exercisable within the next 60 days.  Mr. Smith is eligible to participate in the Thomas & Betts Corporation Employees’ Investment Plan.

Item 6.  Indemnification of Directors and Officers.

Article VIII of the Company’s Amended and Restated Charter provides:

LIMITATION OF DIRECTOR LIABILITY. No person who is or was a director of the corporation, or such person’s heirs, executors or administrators, shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this provision shall not eliminate or limit the liability of any such party (i) for any breach of a director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for unlawful distributions under the Tennessee Business Corporation Act. Any repeal or modification of the provisions of this Article VIII, directly or by the adoption of an inconsistent provision of this Charter, shall not adversely affect any right or protection in favor of a particular individual at the time of such repeal or modification.

Sections 48-18-501 through 509 of the Tennessee Business Corporation Act authorize a corporation to provide for the indemnification of officers, directors, employees and agents in terms sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

Article 5 of the Company’s by-laws provides:

Indemnification of Officers and Directors. Section 1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized or permitted by the Tennessee Business Corporation Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Section shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Tennessee Business Corporation Act requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise.

Section 2. Right of Claimant to Bring Suit. If a claim under Section 1 of this Article is not paid in full by the Corporation within ninety days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Tennessee Business Corporation Act for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Tennessee Business Corporation Act, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 3. Non-Exclusivity of Rights; Continuation of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Charter, Bylaw, agreement, vote of shareholders or disinterested directors or otherwise. All rights to indemnification under this Article shall be deemed to be a contract between the Corporation and each director or officer of the Corporation who serves or served in such capacity at any time while this Article is in effect. Any repeal or modification of this Article or any repeal or modification of relevant provisions of the Tennessee Business Corporation Act or any other applicable laws shall not in any way diminish any rights to indemnification of such director or officer or the obligations of the Corporation arising hereunder.

Section 4. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director or officer of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Tennessee Business Corporation Act.

Item 8.   Exhibits.

Exhibit Number	Exhibit

5	Opinion of W. David Smith, Jr., Esq.

23.1	Consent of KPMG LLP, independent registered public accounting firm.

23.2	Consent of counsel (contained in Exhibit 5).

24	Powers of Attorney (included as part of the signature page hereto)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on this 7th day of May, 2009.

THOMAS & BETTS CORPORATION
(Company)

By:	/s/ Kenneth W. Fluke
Kenneth W. Fluke
Senior Vice President and Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kenneth W. Fluke, J.N. Raines, and W. David Smith, Jr. and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ DOMINIC J. PILEGGI	Chairman of the Board,	May 7, 2009
DOMINIC J. PILEGGI	and Chief Executive Officer (Principal Executive Officer)

/S/ JEANANNE K. HAUSWALD	Director	May 7, 2009
JEANANNE K. HAUSWALD

/S/ DEAN JERNIGAN	Director	May 7, 2009
DEAN JERNIGAN

/S/ RONALD B. KALICH	Director	May 7, 2009
RONALD B. KALICH

/S/ KENNETH R. MASTERSON	Director	May 7, 2009
KENNETH R. MASTERSON

/S/ JEAN-PAUL RICHARD	Director	May 7, 2009
JEAN-PAUL RICHARD

/S/ RUFUS H. RIVERS	Director	May 7, 2009
RUFUS H. RIVERS

/S/ KEVIN L. ROBERG	Director	May 7, 2009
KEVIN L. ROBERG

/S/ DAVID D. STEVENS	Director	May 7, 2009
DAVID D. STEVENS

/S/ WILLIAM H. WALTRIP	Director	May 7, 2009
WILLIAM H. WALTRIP

/S/ KENNETH W. FLUKE	Senior Vice President and Chief	May 7, 2009
KENNETH W. FLUKE	Financial Officer (Principal Financial Officer)

/S/ WILLIAM E. WEAVER, JR.	Vice President–Controller	May 7, 2009
WILLIAM E. WEAVER, JR.

Pursuant to the requirements of the Securities Act of 1933, the Plan has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on May 7, 2009.

THOMAS & BETTS CORPORATION
EMPLOYEES’ INVESTMENT PLAN

By:	/s/ William E. Weaver, Jr.
William E. Weaver, Jr.
Plan Administrator

EXHIBIT INDEX

Exhibit Number	Exhibit

5	Opinion of W. David Smith, Jr., Esq.

23.1	Consent of KPMG LLP, independent registered public accounting firm.

23.2	Consent of counsel (contained in Exhibit 5).

24	Powers of Attorney (included as part of the signature page hereto).